I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “THE PENNANT 504 FUND”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JULY, A.D. 2013, AT 12:20 O'CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 12:20 PM 07/29/2013 FILED 12:20 PM 07/29/2013 SRV 130928349 - 5375048 FILE

STATE OF DELAWARE

CERTIFICATE OF TRUST
OF
THE PENNANT 504 FUND

This Certificate of Trust of The Pennant 504 Fund (the “Trust”), a statutory trust, is executed by the undersigned and filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”) and sets forth the following:

1.	The name of the statutory trust formed hereby is “The Pennant 504 Fund.”

2.
In accordance with § 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process. The registered office of the Trust in the State of Delaware and the name of the registered agent for service of process on the Trust is:

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801

3.
The Trust is, or will become prior to or within 180 days following its first issuance of beneficial interests, a registered Investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	This Certificate of Trust shall be effective upon filing.

5.	The business of the Trust will be managed in accordance with the Trust's Agreement and Declaration of Trust as such document may be amended from time to lime.

IN WTTNTISS WHEREOF, the undersigned, being the sole trustee of the Trust, has caused this Certificate of' Trust to be duly executed as of this 24 day of July, 2013.